CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 12, 2012, relating to the financial statements and financial highlights which appear in the February 29, 2012 Annual Report to Shareholders of Schwab Global Real Estate Fund (a series of Schwab Investments), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

June 22, 2012